EXHIBIT "99.1"

NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **Gene Bertcher, (800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports First Quarter 2014 Results

DALLAS (May 15, 2014) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2014. IOT announced today that the Company reported net income applicable to common shares of $559,000 or $0.13 per diluted earnings per share for the period ended March 31, 2014, as compared to net income applicable to common shares of $695,000 or $0.017 per diluted earnings per share for the same period ended 2013.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of March 31, 2014, our land consisted of approximately 170 acres of land located in Dallas, Texas. The principal source of revenue for the Company is interest income on over $26 million of note receivables due from related parties.

Interest income was $1.1 million for the three months ended March 31, 2014. This represents a decrease of $0.3 million as compared to interest income of $1.4 million for the three months ended March 31, 2013. The majority of this decrease was due to a decrease in the receivable amount.

Mortgage and loan interest was $184,000 for the three months ended March 31, 2014. This represents a decrease of $104,000 as compared to the prior period mortgage and loan interest expense of $288,000. This decrease was due to the Mercer/Travelers land $27.7 million mortgage note buyout in December 2013 that was replaced with a new note with a principal balance of $12.4 million.

General and administrative expenses were $162,000 for the three months ended March 31, 2014. This represents an increase of $30,000, as compared to the prior period general and administrative expenses of $132,000. This increase was primarily due to an increase in professional fees. Advisors fees were $165,000 for the three months ended March 31, 2014. This represents a decrease of $39,000 as compared to the prior year.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-

Expenses:
Property operating expenses (including $14 and $13 for the three months ended 2014 and 2013, respectively, from related parties)	18	14
General and administrative (including $64 and $43 for the three months ended 2014 and 2013, respectively, from related parties)	162	132
Net income fee to related party	45	56
Advisory fee to related party	165	204
Total operating expenses	390	406
Net operating loss	(390)	(406)

Other income (expenses):
Interest income from related parties	1,133	1,407
Mortgage and loan interest	(184)	(288)
Total other income	949	1,119
Net income from continuing operations before tax	559	713
Income tax expense	-	(6)
Net income from continuing operations	559	707
Discontinued operations:
Net loss from discontinued operations	-	(18)
Gain (loss) on the sale of real estate from discontinued operations	-	-
Income tax benefit from discontinued operations	-	6
Net loss from discontinued operations	-	(12)
Net income	$559	$695

Earnings per share - basic
Net income from continuing operations	$0.13	$0.17
Net income from discontinued operations	-	-
Net income applicable to common shares	$0.13	$0.17

Earnings per share - diluted
Net income from continuing operations	$0.13	$0.17
Net income from discontinued operations	-	-
Net income applicable to common shares	$0.13	$0.17

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	March 31,	December 31,
	2014	2013
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	26,620	30,693
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,794	28,867

Cash and cash equivalents	3	3
Receivable and accrued interest from related parties	43,757	39,207
Other assets	1,224	1,225
Total assets	$94,289	$93,813

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable - related parties	$12,357	$12,357
Accounts payable and other liabilities	133	216
Total liabilities	12,490	12,573
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000. issued 4,173,675 and outstanding 4,168,214 shares in 2014 and 2013	42	42
Treasury stock at cost, 5,461 shares in 2014 and 2013	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	19,841	19,282
Total shareholders' equity	81,799	81,240
Total liabilities and shareholders' equity	$94,289	$93,813